Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 25, 2025 (which report includes an explanatory paragraph relating to the existence of substantial doubt about the Company’s ability to continue as a going concern), with respect to the consolidated financial statements of Tharimmune, Inc. as of December 31, 2024 and 2023 and for the years then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

January 9, 2026